News for Immediate Release
March 17, 2006

WesBanco, Inc.
1 Bank Plaza
Wheeling, WV 26003

And

Hometown Bancshares, Inc.
PO Box 145
Middlebourne, West Virginia 26149

For Further Information Contact:
Paul M. Limbert (304) 234-9206
President and CEO, WesBanco, Inc.

Or

Timothy R. Aiken (304) 758-21910125
President and CEO, Hometown Bancshares, Inc.

WesBanco, Inc. Consummates the Sale of Four Ritchie County, West Virginia Banking Offices to Hometown Bancshares, Inc.

Wheeling, WV . . . . WesBanco, Inc. (“WesBanco”) (Nasdaq: WSBC), a multi-state bank holding company headquartered in Wheeling, West Virginia, and Hometown Bancshares, Inc. (“Hometown”), Middlebourne, West Virginia, jointly announced today the

(more)

WesBanco / Hometown Sale

consummation of the sale of the four Ritchie County banking offices of WesBanco's affiliate, WesBanco Bank, Inc., Wheeling, West Virginia, to Hometown’s subsidiary, Union Bank (“Union”), Middlebourne, West Virginia. The joint announcement was made by Paul M. Limbert, President and Chief Executive Officer of WesBanco and WesBanco Bank, Inc. and Timothy R. Aiken, President and CEO of Hometown and Union.

Commenting on the transition from WesBanco to Union, Mr. Limbert and Mr. Aiken stated that they had focused primarily on the customers and the quality of service to the customer as keys to a smooth transition. Because of the business and personal banking relationships that have been established in Ritchie County over the years, Mr. Aiken reported that Union has agreed to hire manymany of the individuals who had been actively employed by WesBanco in its Harrisville, Cairo, Pennsboro and Ellenboro offices.

WesBanco is a multi-state bank holding company with total assets of approximately $4.4 billion, operating after the sale through 81 banking offices, two loan production offices, and 124 ATMs in West Virginia, Ohio, and Pennsylvania. WesBanco’s banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

Hometown is a one bank holding company, now with total assets of approximately $122 million and deposits of approximately $100 million. As a result of the purchase, Hometown’s banking subsidiary, Union Bank, headquartered in Middlebourne, West Virginia, operates through eight banking offices in Tyler, Wetzel, Pleasants and Ritchie Counties in West Virginia.

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